Exhibit 4.75

Exclusive Management Consulting and Business Cooperation Agreement

This exclusive management consulting and business cooperation agreement (this “Agreement”) is made by the following parties in the People’s Republic of China (“China”) on January 29, 2024:

Party A: Beijing iQIYI Optical Era Technology Co., Ltd.

Party B: Beijing iQIYI Yinhua Media Co., Ltd.

Party C:

Party C1: GONG Yu, with the ID Card No. ***;

Party C2: WANG Xiaohui, with the ID Card No. ***;

Each of Party A, Party B and Party C are individually referred to as a “Party”, and collectively as the “Parties”.

Whereas,

(1)

Party A is a wholly foreign owned enterprise duly established and validly existing according to the laws of China, whose principal business is technology development, technology services, intellectual property agency, etc. and who owns the resources necessary for providing services of system software technical support, technology service, intellectual property agency service and relevant consulting and research services;

(2)

Party B is a limited liability company duly incorporated and validly existing according to the laws of China, whose principal business is making and publication of radio and television programs, creation and performance of art works, graphic design and production, and/or through Party B’s Subordinate Entities, conducting relevant businesses;

(3)	GONG Yu and WANG Xiaohui are shareholders of Party B, and hold 50% and 50% equity in Party B respectively and 100% equity in Party B in aggregate;

(4)

Party A agrees to use its advantage of technology, personnel and information to provide enterprise management consulting, licensing, technology and business support to Party B and its Subordinate Entities (refers to entities invested in and controlled by Party B, including but not limited to companies and relevant entities of which 50% or more of the shares are owned by Party B directly or indirectly) on an exclusive basis. The Parties agree to the above cooperation and desire to execute this Agreement to specify the main terms and conditions of cooperation.

Therefore, the Parties reach the following agreement upon consensus through negotiation:

1.	Provision of Services

1.1

According to the terms and conditions hereof, Party B and Party C hereby entrust Party A to provide, as the exclusive service provider of Party B during the term of this Agreement, Party B and Party B’s Subordinate Entities with comprehensive technology development, technology support, intellectual property agency and other relevant services, as detailed in Schedule 1 hereto.

Party B shall and shall procure its Subordinate Entities to determine the services with Party A or any entity designated by Party A within the business scope set forth in Schedule 1 based on its business needs.

1.2

Party B (also representing Party B’s Subordinate Entities, the same applies below) and Party C further agree that except with prior written consent of Party A, during the term hereof, Party B, Party B’s Subordinate Entities and Party C shall not, and shall procure their relevant entities not to, directly or indirectly obtain any service same as or similar to the services and supports set forth herein from any third party, or establish any similar cooperation relation with any third party with respect to the subject matter hereof.

1.3

Notwithstanding any other provisions hereof, Party A has the right to designate any third party to provide any or all services hereof, or perform any obligation hereunder for Party A. Party B and its Subordinate Entities hereby agree that Party A has the right to assign its rights and obligations hereunder to any third party.

1.4

To ensure normal operation of the daily business of Party B and its Subordinate Entities, Party A may (but not obligated to), on its own judgment and as permitted by laws and regulations of China, act as a securing party or guarantor under any other contracts or agreements entered into by Party B and its Subordinate Entities with any third party relating to their business, and provide security for performance of such contracts and agreements. Party B and its Subordinate Entities and Party C hereby agree and acknowledge that if any security is required for the performance by Party B and its Subordinate Entities of any contract or loan in the business course, they shall first request Party A to act as the securing party and/or guarantor.

2.	Service Price and Payment Method

2.1

Based on the content and recipient of the services, relevant Parties shall negotiate fair service price and appropriate payment method by reference to the revenue of the service recipient in a specified period. The specific calculation and payment methods of service price are set forth in Schedule 2.

2.2

If Party A believes that the mechanism to determine the service price specified herein cannot be applied and requires adjustment for certain reason, Party A has the right to adjust the calculation and payment method of Schedule 2 at any time. The adjustment of Party A shall be bona fide and reasonable; such adjustment shall take effect upon the written notification from Party A to Party B without the consent of Party B.

3.	Intellectual Property Rights

3.1

The intellectual property rights in any results obtained from performance of this Agreement, including but not limited to copyrights, patents and claims of patent application, know-how, and business secrets, shall be owned by Party A. Party B or its Subordinate Entities or Party C may not enjoy any other rights than those specified herein, except under Party A’s licensing, and shall actively cooperate with Party A to take all necessary measures to ensure Party A or Party A’s oversea affiliates to obtain such intellectual property rights. The Parties agree that this Article 3.1 shall survive the modification, rescission or termination of this Agreement. For the avoidance of any doubt, in respect of the intellectual property rights held by Party B or its Subordinate Entities and in application by Party B or its Subordinate Entities to relevant authorities as of execution date hereof, other than those required for normal operation of business of Party B or its Subordinate Entities upon Party A’s confirmation or required by relevant domestic laws and regulations to be held by Party B and its Subordinate Entities, the holders or applicants shall transfer such intellectual property rights to Party A or its oversea affiliates at the request of Party A, and Party B or its Subordinate Entities shall enter into relevant intellectual property rights transfer agreement with Party A or its oversea affiliates.

3.2

If any development is made by Party A based on any intellectual property rights owned by Party B or its Subordinate Entities, Party B or its Subordinate Entities shall warrant that such intellectual property rights are free of any defect, and, if any loss is caused to Party A from any defect in such intellectual property rights, shall compensate for such loss. If Party A is therefore liable to compensation to any third party, Party A, after making such compensation, has the right to recover such loss against Party B and/or its Subordinate Entities.

4.	Control and Management by Party A over Party B and Its Affiliated Entities

4.1

In connection with the provisions of Article 1 hereof, to specify the rights and obligations of the Parties and guarantee Party A’s performance of the management consulting services to Party B and its Subordinate Entities, and to guarantee performance of various business service agreements between Party A and Party B or its Subordinate Entities and payment of various amounts owed by Party B or its Subordinate Entities to Party A, Party B, its Subordinate Entities and Party C hereby agree that Party B and its Subordinate Entities shall not, without Party A’s prior written consent, carry out any transaction that may materially affect their respective assets, obligations, rights or operation, including but not limited to:

(1)	any activity outside of their normal business scopes, or any business inconsistent with the past practice and way of operation;

(2)	change or dismissal of any directors, or removal of any officers;

(3)	borrowing from or assuming debts to any third party;

(4)

selling, acquiring or otherwise disposing of any asset or right in an amount more than RMB 100,000 to or from any third party, including but not limited to any intellectual property rights and any business contracts;

(5)	providing security or guarantee in favor of any third party, including any security created over their assets or interests;

(6)	increasing or decreasing the registered capitals, amending the articles of association or changing the business scopes;

(7)	changing the normal business procedures, or amending any major internal rule and regulation;

(8)	material adjustment to its business operation mode, marketing strategy, operation policy or customer relations;

(9)	distribution of dividends or profits in whatever forms;

(10)	liquidating and distributing the residual assets;

(11)	assigning any rights or obligations hereunder to any third party;

(12)

actions and / or omissions that have a material adverse effect on the assets, business, responsibilities and financial position of Party C, including but not limited to the creation of a mortgage, pledge or other encumbrance on any of Party C’s assets, businesses, income or income interests.

Further, when any circumstance occurs which has or may have material adverse effect upon the business, operation or production of Party B and/or Party B’s Subordinate Entities, Party B and Party C shall promptly notify Party A thereof and use their best efforts to prevent occurrence of and/or mitigate the loss of such circumstances.

4.2

To guarantee performance of various management consulting services between Party A and Party B or its Subordinate Entities, and payment of various amounts owed by Party B and its Subordinate Entities to Party A,

(1)

Party B and its Subordinate Entities and Party C hereby agree to accept any advice or requirement made by Party A to Party B and its Subordinate Entities with respect to employment and dismissal of employees, daily operation and management and financial management system, and shall strictly comply with and implement such advice or requirement;

(2)

Party B and its affiliates and Party C hereby agree that they shall elect the persons designated by Party A as directors of Party B and its Subordinate Entities according to laws, regulations and articles of association, and procure such elected directors to elect the persons recommended by Party A as the chairmen of the boards of directors, and appoint the persons designated by Party A as the general managers, financial controllers, and other officers (including but not limited to the heads of various businesses, the financial managers, the financial and supervisory personnel and the accounting personnel). Party A shall bona fide recommend qualified persons pursuant to applicable laws to Party B and its Subordinate Entities. If the above officers recommended by Party A resign from Party A or its shareholders (whether direct or indirect) (as applicable), whether voluntarily or dismissed by Party A, they shall lose the qualification to take any office in Party B and its Subordinate Entities. In such case, Party B and its Subordinate Entities shall appoint other officers employed by Party A or its shareholders (whether direct or indirect) (as applicable), to take such office. Party C and Party B and its Subordinate Entities shall take all necessary internal and external procedures to complete the above termination and appointment according to laws, articles of association and this Agreement.

(3)

Party A has the right to inspect the accounts of Party B and its Subordinate Entities periodically and at any time. Party B and its Subordinate Entities shall keep accounts promptly and accurately, and provide the accounts at the request of Party A. During the term hereof, subject to any applicable laws, Party B and its Subordinate Entities agree to cooperate with any audit (including but not limited to related transaction audit and other audits) carried out by Party A and its (whether indirect or indirect) shareholders, and provide Party A, Party A’s shareholders and/or the auditor entrusted by Party A with relevant information and documents relating to the operations, businesses, clients, finance and employees of Party B and its Subordinate Entities, and agree that Party A’s shareholders may disclose such information and documents to meet any requirement of the securities regulation of the jurisdiction where the listing occurs.

(4)

Party B and its Subordinate Entities and Party C hereby agree that once Party A requests in writing, they shall use all of their accounts receivable and/or other assets they legally own and may dispose of to secure payment of the service fees set forth in Article 2.1 hereof in any way permitted by laws then in effect.

4.3

Party B and its Subordinate Entities and Party C hereby agree that Party B and its Subordinate Entities shall maintain all the business licenses required for their operation during the term hereof, and the rights and qualifications required for its conducting of the business it operates now in China.

4.4

Party B and its Subordinate Entities may not carry out any contracting operation, lease operation, merger, division, association, shareholding reform or other change of operation method and arrangement of ownership structure, or dispose of all or substantial part of assets or interests of Party B or its Subordinate Entities by transfer, sale, conversion into equity in others, or other means, without prior written consent of Party A.

4.5

When Party B or its Subordinate Entities become liquidated or dissolved for any reason, Party C, Party B and its Subordinate Entities shall appoint the persons recommended by Party A to constitute the liquidation group to the extent permitted by the laws of China to manage the properties of Party B and its Subordinate Entities. Party C and Party B acknowledge that when Party B or its Subordinate Entities become liquidated or dissolved, whether or not the provision above in this Article 4.5 is performed, Party C and Party B agree to deliver all residue properties obtained from liquidation of Party B or its Subordinate Entities to Party A, pursuant to the laws and regulations of China.

4.6

Party C hereby agrees to issue Party A the Power of Attorney in the substance and form satisfactory to Party A on the execution date of this Agreement, and to fully, properly and completely perform the provisions of such Power of Attorney, including but not limited to unconditionally and irrevocably authorizing Party A or any person designated by Party A (“Agent”) according to the Power of Attorney to exercise the shareholder’s rights of Party B and its Subordinate Entities on behalf of Party C in its sole discretion. Any resolution or document requiring Party B’s signature as a shareholder due to industrial and commerce registration, etc. shall be signed only with Party A’s consent and authorization and following Party A’s instruction.

4.7

Party C acknowledges that it has had full and clear understanding of the obligations of Party B and its Subordinate Entities hereunder when it enters into this Agreement, and agrees to pledge the 100% shares in Party B it owns with Party A to secure performance of obligations of Party B and its Subordinate Entities hereunder. The Parties shall enter into agreement separately with respect to the equity pledge.

4.8

Party B and its Subordinate Entities and Party C hereby agree that without Party A’s written consent they shall not enter into any agreement or arrangement that conflict with this Agreement or may infringe Party A’s interests hereunder.

5.	Term

5.1	This Agreement is executed and effective on the date first written above.

5.2

Unless the Parties agree to terminate this Agreement early, this Agreement shall remain effective during the business terms (including extended terms) of Party A, Party B and Party B’s Subordinate Entities (including successors of their respective rights and obligations). In the event that the business terms (including extended terms) of Party B or any of Party B’s Subordinate Entities expires before Party A’s business term expires, the legal effects of this Agreement on Party B and its other Subordinate Entities shall not be affected.

6.	Confidentiality

6.1

All provisions of this Agreement and this Agreement itself are confidential information, and the Parties shall not disclosed them to any third party other than any officers, directors, employees, agents or professional consultants relating to this project who assume the obligation of confidentiality to the disclosing Party, except that the Parties disclose any information relating to this Agreement to any government, the public or the shareholders as required by law, or file this Agreement to any authority for recording.

6.2	This Article 6 shall survive the modification, termination or rescission of this Agreement.

7.	Breaching Liabilities

If any Party fails to perform any obligation hereunder, or if such Party’s representation or warranty hereunder is untrue or inaccurate, such Party breaches this Agreement, and shall compensate for all losses of the other Parties or pay liquidated damages to the other Parties according to the agreement otherwise reached by relevant Parties.

8.	Force Majeure

If the performance of this Agreement is affected by any force majeure event, the affected Party shall immediately notify the other Parties by telegraph, fax or other electronic means, and provide written proof of the force majeure within fifteen (15) working days. The parties shall decide whether to rescind this Agreement, exempt performance of this Agreement in part, or delay the performance of this Agreement, depending on the effect of the force majeure event on the performance.

9.	Addition and Change of the Parties

9.1

Party B’s Subordinate Entities. At the same time as or before executing this agreement, Party B and Party C shall procure Party B’s Subordinate Entities to sign any letter of assumption of rights and obligations or other legal documents permitted or required by any other law of China to make the Party B’s Subordinate Entities acknowledge this Agreement, and fully assume the obligations on Party B’s Subordinated Entities hereunder, and the Party B’s such Subordinate Entities shall be deemed parties to this Agreement. The other Parties hereby agree to fully accept the above arrangement.

9.2	Addition of Party B’s Subordinate Entities. If Party B comes to have any new affiliated entity at any time after this Agreement becomes effective, Party B and Party C shall procure such new affiliated entity to immediately sign any letter of assumption of rights and obligations or other legal documents permitted or required by any other laws of China to make the new affiliated entity acknowledge this Agreement, and fully assume the obligations on Party B’s Subordinated Entities hereunder. From execution of such letter of assumption and other legal documents, the new affiliated entity shall be deemed a party to this Agreement. The other Parties hereby agree to fully accept the above arrangement.

9.3

Without Party A’s prior written consent, Party B and Party B’s Subordinate Entities shall not assign their rights and obligations under this Agreement to any third party. In addition, Party B agrees that, after Party A’s notifying Party B in writing in advance, Party A may, at necessary times, assign its rights and obligations under this Agreement to its bona fide selected third party, and need not obtain Party B’s consent in respect of such transfer.

9.4

The rights and obligations hereunder shall have binding force upon the Parties’ assignees of rights and obligations and successors (regardless whether such assignments of rights and obligations are caused by acquisition, reorganization, succession, assignment or other reasons).

10.	Miscellaneous

10.1

This Agreement is governed by the laws of China. Any dispute arising from the performance hereof shall be resolved by the Parties through amicable negotiation. If negotiation fails, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration according to the arbitration rules of the Commission then in effect. The place of arbitration shall be Beijing, the language of arbitration shall be Chinese, and the arbitration award shall be final and shall have binding force upon the Parties. Except for the part submitted to arbitration, the other parts of this Agreement shall remain effective. Subject to the provisions of the laws of China, the arbitrator or arbitrators may issue injunction orders over the shares, interests or assets of Party B and Party B’s Subordinate Entities (such as conducting of business or mandatory transfer of assets) or order other temporary remedies, or order the conduction of liquidation of Party B and Party B’s Subordinate Entities through arbitration. The Parties agree that, subject to the laws of China, when waiting for the composition of the arbitral tribunal or in appropriate circumstances, courts with jurisdiction (including the courts in Hong Kong, at the place of registration and establishment of the company affiliated to Party A and proposed to be listed, at the place of registration of Party B, and at the places where the main assets of the company proposed to be listed or Party C are located) has the power to issue temporary measures to support the arbitral proceeding. This Article 10.1 shall survive the modification, rescission or termination of this Agreement.

10.2

The Parties acknowledge that this Agreement shall be enforced to the extent permitted by law. If any provision hereof or if any part of any provision is decided by any competent authority or court to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect other provisions hereof or other parts of the provision. Such other provisions or other parts of the provision shall remain completely effective. The Parties shall use their best efforts to amend such illegal, invalid or unenforceable provisions to effect the purpose of the original provisions.

10.4	The schedules hereto constitute an integral part hereof, and have the same legal force as other parts of this Agreement.

10.5	This Agreement is made in Chinese. The copies of this Agreement shall be corresponding to the number of the Parties hereto. Each of the signatories holds one copy and each has the same legal effect.

(signature page for the Exclusive Management Consulting and Business Cooperation Agreement)

Party A: Beijing iQIYI Optical Era Technology Co., Ltd. (seal)

[Company seal is affixed]

Signature by Legal Representative / Authorized Representative: /s/ Authorized Signatory

Party B: Beijing iQIYI Yinhua Media Co., Ltd. (seal)

[Company seal is affixed]

Signature by Legal Representative / Authorized Representative: /s/ Authorized Signatory

Party C:

Party C1: GONG Yu

Signature: /s/ GONG Yu

Party C2: WANG Xiaohui

Signature: /s/ WANG Xiaohui

Schedule 1 Service Contents

1.	Providing advice and suggestion on assets and business operation;

2.	Providing advice and suggestion on disposal of creditor’s rights and debts;

3.	Providing advice and suggestion on negotiation, execution and performance of material contracts;

4.	Providing advice and suggestion on merger and acquisition;

5.	Providing services on software development and research;

6.	Providing pre-job and in-service management training;

7.	Providing the services of technology development, technology transfer and technology consulting;

8.	Providing public relation services;

9.	Providing market survey, research and consulting services;

10.	Providing short-and-medium-term market development and market planning services;

11.	Providing human resources management and internal information management services;

12.	Providing the service of development, upgrade and daily maintenance of website;

13.	Providing the service of sale of self-made products;

14.	License of software, trademark, domain, know-how and other intellectual property rights; and/or

15.	Other services negotiated and specified by Party A and the service recipient based on the business needs and the capability of providing services.

Schedule 2 Calculation and Payment Methods of Service Fees

1.

The amount of service fee shall be determined by Party A according to the actual conditions of the service provided, and by service fee bills to the service recipients, expense details or other ways in writing. The service recipients shall pay according to the service fee amount notified by Party A.

2.

Party A shall summarize the service fees regularly (the specified period to be determined by Party A) and send service fee bills to the recipients on a regular basis and notify the recipients. The service recipients shall pay such service fee to the bank account designated by Party A according to the time and amount required by Party A.